Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)
Registration Statement (Form S-8 No. 333-279378) pertaining to the Turnstone Biologics Corp. 2023 Equity Incentive Plan and the Turnstone Biologics Corp. 2023 Employee Stock Purchase Plan, and
2)
Registration Statement (Form S-8 No. 333-273421) pertaining to the Turnstone Biologics Corp. 2018 Equity Incentive Plan, Turnstone Biologics Corp. 2023 Equity Incentive Plan, and the Turnstone Biologics Corp. 2023 Employee Stock Purchase Plan;

of our report dated March 28, 2025, with respect to the consolidated financial statements of Turnstone Biologics Corp., included in this Annual Report (Form 10-K) of Turnstone Biologics Corp. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

San Diego, California

March 28, 2025